Exhibit 10.44
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into as of December 1, 2022 by and between Michelle Gass (“Executive”) and Levi Strauss & Co., a Delaware corporation (the “Company”) (collectively, the “Parties”). The Parties agree as follows.
ARTICLE I
DEFINITIONS
For purposes of the Agreement, the following terms are defined as follows:
1.1.    “Board” means the Board of Directors of the Company.
1.2.    “Cause” means the occurrence of one of the following on the part of Executive: (a) committed any willful, intentional or grossly negligent act materially injuring the interest, business or reputation of the Company or an affiliate of the Company; (b) engaged in any willful misconduct, including insubordination, in respect of her duties or obligations to the Company or an affiliate of the Company; (c) violated or failed to comply in any material respect with the Company’s or any affiliate of the Company’s published rules, regulations or policies (including, without limitation, the Company’s Worldwide Code of Business Conduct), as in effect from time to time; (d) committed a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty (including entry of a nolo contendere plea resulting in conviction of a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty); (e) misappropriated or embezzled any property of the Company or an affiliate of the Company (whether or not a misdemeanor or felony); (f) willful failure, neglect or refusal to perform the employment duties, as applicable, related to her position as from time to time assigned to her; or (g) breached any applicable employment agreement. For the purposes of this provision, “willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company. Any determination of Cause by the Company shall be made by a resolution approved by a majority of the members of the Board; provided, that, no such determination may be made until Executive has been given written notice detailing the specific Cause event and a period of 30 days following the receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board.
1.3.    “CEO” means the Chief Executive Officer of the Company.
1.4.    “Change in Control” shall have the meaning ascribed to that term in the Severance Plan; provided, however, that to the extent necessary to avoid taxation under Section 409A of the Code, a “Change in Control” shall not be deemed to occur unless the transaction or transactions satisfy Treasury Regulation Section 1.409A-3(i)(5).
1.5.    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.6.    “Code” means the Internal Revenue Code of 1986, as amended.
1.7.    “Company common stock” means Class A common stock of the Company.
1.8.    “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4)(i) and (iii).
1.9.    “Equity Plan” means the Company’s 2019 Equity Incentive Plan or any successor to such plan, in either case as it may be amended or restated from time to time.
1.10.    “Good Reason” means a material negative change in the employment relationship without the Executive’s prior written consent, as evidenced by the occurrence of any of the following: (a) a material diminution in the Executive’s duties, responsibilities or authority; (b) material reduction of Executive’s Base Compensation, target annual bonus as a percentage of the Executive’s Base Compensation or target award under the Equity Plan as a percentage of the Executive’s Base Compensation, except for across-the-board changes for senior executives of the Company; (c) the mandatory relocation of the Executive’s principal business location to an office more than 50 miles from 1155 Battery St., San Francisco, California 94111; (d) material breach by the Company of any applicable employment agreement; or (e) any failure by the Company to promote Executive to CEO (other than for conduct constituting Cause) before the date occurring 18 months after the Start Date. For each event described above in this definition, the Executive must notify the Company within 90 days of the occurrence of the event and the Company shall have 30 days after receiving such notice in which to cure. If the Company fails to cure, the Executive’s voluntary termination shall not be considered to be for Good Reason for purposes of this Agreement unless the Executive voluntarily terminates employment not later than 30 days after the expiration of the cure period.

1.11.    “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause or by reason of Executive’s death or Disability.
1.12.    “Qualifying CIC Termination” means a Qualifying Termination that occurs upon or within 18 months following a Change in Control.
1.13.    “Qualifying Termination” means (a) an Involuntary Termination Without Cause or (b) a voluntary termination for Good Reason. For the avoidance of doubt, the termination of Executive’s employment as a result of Executive’s death or Disability will not be deemed to be a Qualifying Termination.
1.14.    “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement.
1.15.    “Separation from Service” means Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
1.16.    “Severance Plan” means the Company’s Senior Executive Severance Plan or any successor to such plan, in either case as may be amended or restated from time to time.
1.17.    “Start Date” means Executive’s first day of employment, which is anticipated to be on or about January 2, 2023.
ARTICLE II
EMPLOYMENT BY THE COMPANY
2.1.    Position and Duties. Subject to terms set forth herein, Executive shall serve in an executive capacity reporting directly and exclusively to the CEO, and shall perform such duties as are customarily associated with the position of President and such other duties consistent with such position as are reasonably assigned to Executive by the CEO. Specifically, Executive shall have responsibility for the Global Levi’s® brand as well as global digital and commercial operations, including full P&L responsibility for the Levi’s®, Denizen® and Levi Strauss Signature™ brands. Executive shall work from the Company’s headquarters in San Francisco, California, subject to required business travel. The parties anticipate that Executive will be elevated to the position of CEO on or before the date occurring 18 months after the Start Date. Any such promotion will be determined by the Board of Directors in its sole discretion, and following such promotion, if applicable, Executive will report directly to the Board. During the term of Executive’s employment with the Company, subject to Section 5.1 of this Agreement, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and absences due to reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company. Executive shall be appointed as a member of the Board as a Class III Director and shall be nominated for election to the Board thereafter for as long as Executive serves as President and/or CEO of the Company.
2.2.    Term. The term of this Agreement shall commence on the Start Date and shall terminate subject to the terms contained herein. The period from the Start Date until the termination of Executive’s employment under this Agreement is referred to as the “Term.”
2.3.    Employment at Will. The Company shall have the right to terminate Executive’s employment with the Company at any time, with or without Cause and with or without prior notice. In addition to Executive’s right to resign for Good Reason, Executive shall have the right to resign at any time and for any reason or no reason at all, upon written notice to the Company; provided, however, that if Executive has provided a resignation notice to the Company for a future date, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of Executive’s employment by the Company) and any requirement to continue salary or benefits shall continue through the conclusion of the notice period that has been waived, not to exceed 30 calendar days. Upon certain terminations of Executive’s employment with the Company, Executive may become eligible to receive the severance benefits provided in Article IV of this Agreement.
2.4.    Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and the Company or any of its affiliates prior to the termination of Executive’s employment with the Company or any of its affiliates, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each of its affiliates; (b) from the Board;

and (c) from the board of directors or board of managers (or similar governing body) of any affiliate of the Company and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any of its affiliates holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves solely by reason of being a designee or other representative of the Company or any of its affiliates. Executive shall take any further actions that the Company or any of its affiliates reasonably requests to effectuate or document the foregoing. For purposes of this Agreement, “affiliates” means all entities directly or indirectly controlled by the Company.
2.5.    Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company applicable to Executive’s position, including the Company’s Worldwide Code of Business Conduct, as the same may be amended or restated from time to time, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.6.    Confidentiality and Restrictive Covenants. As a condition of employment, Executive shall enter into the Company’s standard Employee Agreement Regarding Assignment of Inventions, Protection of Confidential Information, Non-Solicitation, and Non-Disparagement as of the Start Date (“Confidential Information Agreement”). In addition to Executive’s non-disparagement obligations contained therein, the Company will instruct its executive officers and the Board not to disparage Executive, directly or indirectly, to any person or entity. For the avoidance of doubt, nothing contained herein or in the Confidential Information Agreement shall restrict Executive’s ability to compete or solicit customers following termination of employment nor restrict Executive’s ability to serve on other boards of directors following employment.
2.7.    Indemnification. Executive shall receive the same indemnification protections as other senior executives and as set forth in the Company’s publicly filed form of executive officer indemnification agreement.
ARTICLE III
COMPENSATION
3.1.    Base Compensation. As of the Start Date, Executive shall receive for services to be rendered hereunder an annualized base salary of $1,475,000 (“Base Compensation”), payable on the regular payroll dates of the Company (but no less often than monthly), subject to adjustment in the sole discretion of the Board or a committee of the Board.
3.2.    Annual Incentive Compensation. For each fiscal year during the Term, prorated for days employed if less than a full fiscal year, Executive shall have the opportunity to earn annual cash incentive compensation (the “Annual Incentive”) targeted at 175% of Base Compensation (the “Target Annual Incentive”), subject to the terms and conditions of the Company’s Annual Incentive Plan (“AIP”) (or any successor plan). Such Target Annual Incentive shall be subject to review and adjustment (up or down) in a manner that is consistent with the other members of the executive team and in making such adjustments the Company shall consider competitive benchmarks to relevant peer companies. Performance measures and levels with respect to the AIP shall be determined by the Board, in its sole discretion, in accordance with the terms and conditions of the AIP. Except as otherwise set forth in Article IV, Executive must be employed on the payment date to earn the Annual Incentive.
3.3.    Signing Bonus. Executive shall receive a signing bonus in the gross amount of $8,100,000, subject to applicable taxes and deductions and the Company’s ordinary payroll processes, within 90 days following the Start Date, provided that Executive remains employed at the time of the payment (the “Signing Bonus”).
3.4.    Relocation. Executive shall be entitled to executive relocation benefits to the California Bay Area pursuant to the terms of the Company’s U.S. Domestic Relocation Policy.
3.5.    Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally. Notwithstanding the foregoing, this Section 3.5 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time. Executive shall be eligible for the same travel terms and programs as in effect for the CEO, as amended from time to time.
3.6.    Equity Awards. Executive shall be eligible to receive the following equity awards, each of which is intended to be a material inducement for Executive to become an employee of the Company:

(a)    Restricted Stock Units. On the Start Date, the Company shall grant Executive restricted stock units (“RSUs”) for that number of shares of Company common stock equal to $8,100,000 divided by the value by the closing price of Company common stock on the date of the grant, rounded to the nearest whole share (the “Initial RSU Award”). The Initial RSU Award shall be subject to the terms and conditions of the Equity Plan and a restricted stock unit award agreement in the Company’s standard form and approved by the Company and reflecting the terms described herein. The Initial RSU Award shall vest in accordance with the following schedule: 50% of the total number of Initial RSU Award shall vest on the date occurring six months after the Start Date, and the remaining 50% shall vest on the first anniversary of the Start Date, subject (except as set forth in this Agreement) to Executive’s continued employment with the Company through each such vesting date.
(b)    Stock Appreciation Rights. On the Start Date, the Company shall grant Executive a stock appreciation right award (“SAR”) for that number of shares of Company common stock equal to $8,100,000 divided by the present value of the SAR on the date of grant, rounded to the nearest whole share (the “Initial SAR Award”). The Initial SAR Award shall be subject to the terms and conditions of the Equity Plan and the Company’s standard for of stock appreciation right award agreement and reflecting the terms described herein. The Initial SAR Award shall vest in accordance with the following schedule: 50% of the Initial SAR Award shall vest on first anniversary of the Start Date, 25% shall vest on the second anniversary of the Start Date, and 25% shall vest on the third anniversary of the Start Date, subject (except as set forth in this Agreement) to Executive’s continued employment with the Company through each such vesting date.
(c)    Annual Equity Grants. Beginning in 2023, and subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”), Executive shall be eligible to receive additional equity incentive grants on an annual basis as part of the Company’s annual grant process (the “Annual Equity Grants”). For 2023, the Compensation Committee has approved that the Annual Equity Grant shall be $7,550,000, allocated as follows: (1) RSUs for that number of shares equal to $1,887,500 divided by the closing price of Company common stock on the date of grant, rounded to the nearest whole share, vesting ratably in annual installments over four years based on Executive’s continued employment by the Company; (2) SARs for that number of shares equal to $1,887,500 divided by the present value of the SAR on the date of grant, rounded to the nearest whole share, vesting ratably in annual installments over four years; and (3) Performance RSUs (“PRSUs”) for that number of shares equal to $3,775,000 divided by the closing price of Company common stock on the date of grant, rounded to the nearest whole share, cliff vesting on the third anniversary of the date of grant of such award to the extent that performance-based goals (set by the Compensation Committee at the time of grant) have been met and Executive’s continued employment by the Company. Each of the awards will be made in the ordinary course of the Company’s awards to similarly situated executives and subject to the terms of the applicable award agreements and the Equity Plan. Annual Equity Grants with respect to years after 2023 shall be subject to adjustment by the Compensation Committee based on Executive and Company performance, and shall be weighted as to time-based and performance-based vesting as determined by the Compensation Committee.
(d)    Additional Grants. Executive may be eligible to receive additional equity incentive grants as determined by the Board or a committee of the Board in its sole discretion.
3.7.    Sign-on Compensation Repayment.
(a)    Repayment Upon Certain Separations. If Executive’s employment ends for a reason other than a Qualifying Termination or Qualifying CIC Termination prior to completing one year of service, Executive agrees to repay the after-tax value of the Signing Bonus (provided that Executive received the Signing Bonus prior to the time of such termination), and the after-tax value of the vested portions of the Initial RSU Award and any exercised portion of the Initial SAR Award, determined (if the shares received upon vesting or exercise have been sold and cannot be returned in the form of shares) based on the closing prices of the shares on the dates of Initial RSU Award vesting and Initial SAR Award exercise, if any (“Repayment”) and forfeit any then-unvested portions of the Initial RSU Award and the entirety of any unexercised portion of the Initial SAR Award. If such termination occurs after the first anniversary but before the second anniversary, Executive agrees the Repayment shall be 50% of the after-tax value of the Signing Bonus and 50% of the after-tax value of the Initial RSU Award, determined (if the shares received upon vesting or exercise have been sold and cannot be returned in the form of shares) based on the closing prices of the shares on the dates of Initial RSU Award vesting , accompanied by forfeiture of any unexercised portion of the Initial SAR Award. Executive shall use good faith efforts to obtain a refund of any taxes paid related to amounts subject to Repayment and to remit to the Company any such refund received. Notwithstanding any statement to the contrary, the Repayment will be on a full basis rather than an after-tax basis if the Repayment does not occur within 60 days of the termination date.
(b)    Additional Adjustment. Additional adjustment of various awards may occur in accordance with the terms set forth on Exhibit A.

3.8.    Expense Reimbursement. The Company will pay or reimburse Executive for all reasonable business and travel expenses incurred or paid by Executive in the provision of services hereunder, subject to such reasonable substantiation and documentation as may be specified by the Company in accordance with its expense reimbursement policy in effect from time to time. Without limiting the foregoing, the Company will reimburse Executive for reasonable attorneys’ fees incurred by Executive in connection with the negotiation of this Agreement and any related agreements, not to exceed $50,000.
ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS
4.1.    Severance Benefits. Executive shall participate in the Severance Plan in accordance with its terms (including eligibility and release requirements), provided that (a) Executive will be treated as CEO for the purpose of the Severance Plan benefit calculations both as President and if promoted to CEO; (b) the Cause and Good Reason definitions herein shall govern Executive’s benefit eligibility; and (c) in addition to the other Severance Plan benefits, and subject to the same conditions as its other benefits, in the event of a Qualifying Termination or Qualifying CIC Termination, Executive’s Initial RSU Award and Initial SAR Award shall accelerate and vest in full and Section 3.7(a) shall no longer apply.
4.2.    280G Provisions. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. Any determinations that are made pursuant to this Section 4.2 shall be made by a nationally recognized certified public accounting firm that shall be selected by the Company, as reasonably acceptable to Executive, prior to any transaction that is subject to Section 280G of the Code (the “Accountant”), which determination shall be certified by the Accountant, set forth in writing and delivered to the Executive setting forth in reasonable detail the basis of the Accountant’s determinations. The Company shall bear all expenses with respect to the determinations by such Accountant required to be made hereunder. The Accountant shall provide its calculations to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith, reasonable determinations of the Accountant made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 4.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options or stock appreciation rights; and (3) reduction of other benefits payable to Executive. Nothing in this Section 4.2 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
4.3.    Section 409A. Notwithstanding any provision to the contrary in this Agreement:
(a)    All provisions of this Agreement are intended to comply with Section 409A or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. To the extent that payments and benefits hereunder are subject to the execution of a release, and the release revocation period spans two calendar years, payments and benefits shall commence in the second of the two years to the extent necessary to avoid taxation under Section 409A.
(b)    If Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (1) the expiration of the six- month period measured from the date of Executive’s Separation from Service or (2) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(b) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
(c)    Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A (1) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (2) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (3) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(d)    For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
4.4.    Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Qualifying Termination, or otherwise.
4.5.    Equity Coordination. For the avoidance of doubt, all equity awards, including restricted stock units and other equity-based compensation granted by the Company to Executive under the Equity Plan shall be subject to its terms and Executive’s equity award agreements with respect thereto, subject to the provisions of Section 4.1 and the Severance Plan.
ARTICLE V
OUTSIDE ACTIVITIES
5.1.    Other Activities.
(a)    Except as otherwise provided in Section 5.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless Executive obtains the prior written consent of the Board.
(b)    Executive may engage in approved outside activities, as well as charitable and civic activities, provided that such engagements do not materially interfere with Executive’s duties to the Company, and provided that such activities and engagements are presented to the Board in writing and are approved by the Board (such approval not to be unreasonably withheld) (1) prior to the date of this Agreement, with respect to existing commitments; and (2) prior to commencing such commitments, in the case of commitments proposed to be entered into following the date of this Agreement. Executive may serve on one external board of directors of a company or entity approved by the Board of Directors (which approval shall not be unreasonably withheld).
5.2.    Defense of Claims; Cooperation. During the Term and thereafter, upon reasonable request from the Company, Executive shall use commercially reasonable efforts to cooperate with the Company and its affiliates in the defense of any claims or actions made by or against the Company or any of its affiliates that relate to Executive’s actual or prior areas of responsibility or knowledge. Executive shall further use commercially reasonable efforts to provide reasonable and timely cooperation in connection with any actual or threatened claim, action, inquiry, review, investigation, process, or other matter by or before any court, arbitrator, regulatory, or governmental entity, and by or on behalf of the Company or any of its affiliates, that relates to Executive’s actual or prior areas of responsibility or knowledge. Executive will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by Executive in connection with fulfilling Executive’s obligations under this Section 5.2. To the extent that such cooperation is requested after the Term, and the Executive is required to spend more than de minimis time on such matters, (a) the Company shall not make requests that would unreasonably interfere with the Executive’s then current employment or other commitments and (b) shall pay Executive a reasonable rate for her time on such matters based on her salary with the Company immediately prior to the date of termination of employment.

ARTICLE VI
GENERAL PROVISIONS
6.1.    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile or electronic mail) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records.
6.2.    Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law or authorized by Executive.
6.3.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
6.4.    Clawback. Amounts paid or payable under this Agreement, or equity granted under applicable plans shall be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Company common stock or other cash or property upon the occurrence of an event constituting Cause; provided, that any such provision that is incorporated into an Award Agreement of Executive shall be incorporated in a manner that is consistent with the other members of the executive team. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
6.5.    Waiver. Any waiver of this Agreement must be executed by the party to be bound by such waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
6.6.    Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.
6.7.    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
6.8.    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
6.9.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.
6.10.    Effect of Termination. The provisions of Section 2.4 and Articles IV, V, and VI and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.
6.11.    Third-Party Beneficiaries. Each affiliate of the Company that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 2.4 and 6.14 and Articles V and VI and shall be entitled to enforce such obligations as if a party hereto.

6.12.    Executive Acknowledgement. Executive acknowledges and agrees that (a) Executive was represented by counsel in connection with the negotiation of this Agreement, and (b) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.
6.13.    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 6.14 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in California.
6.14.    Arbitration.
(a)    Subject to Section 6.14(b), any dispute, controversy or claim between Executive and the Company or any of its affiliates arising out of or relating to this Agreement or Executive’s employment or engagement with the Company or any of its affiliates (“Disputes”) will be finally settled by confidential arbitration in San Francisco, California in accordance with the then-existing Judicial Arbitration and Mediation Services, Inc. (“JAMS”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 6.14 shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the JAMS and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (1) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (2) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 6.14, each party will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be shared equally by the Company and Executive, unless the arbitrator determines otherwise; provided, however, that in the event arbitration occurs arising from or related to a Change in Control, the Company will bear Executive’s costs and expenses.
(b)    Notwithstanding Section 6.14(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Articles V and VI; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 6.14.
(c)    By entering into this Agreement and entering into the arbitration provisions of this Section 6.14, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(d)    Nothing in this Section 6.14 shall prohibit a party to this Agreement from (1) instituting litigation to enforce any arbitration award, or (2) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 6.14 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency (such as the California Division of Labor Standards Enforcement), to file an unfair labor practice charge with the National Labor Relations Board, or to apply for workers' compensation, short-term disability, or unemployment insurance benefits.  Executive understands and acknowledges that nothing in this Section 6.14 will be interpreted to require arbitration of claims that cannot be made subject to a pre-dispute arbitration agreement as a matter of law (after application of Federal Arbitration Act preemption principles).  This Section 6.14 is intended to be governed by the Federal Arbitration Act and, as a result, to the fullest extent allowed by the Federal Arbitration Act, state laws governing arbitration provisions that would otherwise apply to this Section 6.14 are preempted.
[Signature page follows]
6.14.

Exhibit 10.44

The parties have executed this Agreement as of the date first written above.

LEVI STRAUSS & CO.

By:	/s/ Charles V. Bergh
Charles V. Bergh
President and Chief Executive Officer

Accepted and Agreed:

/s/ Michelle Gass
Michelle Gass

EXHIBIT A

The Signing Bonus and Initial RSU Award are intended to compensate Executive for equity forfeited as a result of Executive’s separation from her prior employer (Kohl’s Department Stores, Inc. and Kohl’s Corporation) that had been expected to be earned at the end of a three-year performance-period ending on December 31, 2022. The amounts were computed based upon a 200% vesting of KSS Performance Stock Units awarded in 2020 and will be reduced proportionally in the event vesting is lower than 200%. If KSS 2020 PSUs vest below 200% (as reported in the KSS 2023 proxy statement), within 60 days of the filing of such proxy statement, Executive’s Signing Bonus and Initial RSU Award shall be adjusted by the amount that is the difference of the 200% target and the actual vesting percentage. Such adjustment shall be implemented by reducing or forfeiting, as applicable, in equal parts the Signing Bonus and the Initial RSU Award in the order of next RSUs to vest. For example, if the KSS 2020 PSUs actually vest at 180% (a 10% reduction from expected value), Executive’s Signing Bonus would be reduced by 10% and Executive would forfeit 10% of the Initial RSU Award. No adjustment or forfeiture will occur in relation to actual performance of the KSS 2021 and KSS 2022 PSUs.